                                                                    Exhibit 99.2



                           ASTA FUNDING, INCORPORATED

                          MODERATOR: ADAM LOWENSTEINER
                                 AUGUST 9, 2006
                                   10:00 AM CT


Operator:             Good morning. My name is (Shante) and I will be your
                      conference operator today.

                      At this time I would like to welcome everyone to the Asta Funding Inc. 3rd Quarter Financial Results Conference Call.

                      All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question simply press the pound key. Thank you.

                      Mr. Adam Lowensteiner you may begin your conference.

Adam Lowensteiner:    Thank you (Shante).

                      Good morning and thank you all for joining us for Asta Funding's quarterly conference call to discuss the results for the 3rd quarter and nine months' results ended June 30, 2006.

                      By now all of you should have had the opportunity to review the press release discussing the financial results. But if you have not please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or email.

                      On the call with me today is Mr. Arthur Stern Chairman of Asta Funding, Mr. Gary Stern Chief Executive Officer and Mr. Mitchell Cohen Chief Financial Officer.

                      Before I turn the call over to our hosts to discuss the current results let me take a few minutes to read the forward looking statement.

                      Except for historical information contained herein the matters set forth in this conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.

                      Although Asta Funding Inc. believes the expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized.

                      Forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding's Inc.'s form 10K for the fiscal year ended September 30, 2005 and those described from time to time in Asta Funding Inc.'s other filings with the Securities and Exchange commission.

                      News releases and other communications including (unintelligible) Asta Funding may not be able to purchase consumer portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program. Asta Funding Inc.'s reports with the Securities and Exchange Commission are available free of charge through its Web site at www.astafunding.com.

                      With that out of the way let me turn the discussion over to Gary Stern President and Chief Executive Officer of Asta Funding. Gary?

Gary Stern:           Thank you Adam. Good morning everyone and thank you for
                      joining today's conference call to discuss Asta's financial results for its fiscal 3rd quarter and nine months ended June 30, 2006.

                      I'm pleased to report another quarter of record results. Our revenue and earnings showed excellent growth and have been fuelled by the increase of our book of business as well as excellent cash collections, so much so that our 3rd quarter net collections were $60.8 million the best performing quarter in Asta's history.

                      For the 3rd quarter ended June 30, 2006 we purchased consumer receivables portfolios with an aggregate charged of balances for face value of approximately $1.3 billion at an aggregate cost of $34.2 million which was financed primarily through cash flows from operating activities and our credit facilities.

                      Purchases for the nine months amounted to approximately $3.7 billion in face value and an aggregate purchase price of approximately $155.4 million. Despite a continued environment whereby price is competitive Asta has been successful in finding portfolios due to its close relationships and sound pricing discipline.

                      Asta will continue to reap the benefits of these close relationships to seek opportunities to make additional acquisitions which has helped the company in many instances of not just finding (paper) to purchase but also acquiring those that meet are strict pricing criteria which is strictly - excuse me - driven by our desired rate of returns.

                      This formula has breed success for shareholders in the past. And we'll continue with this discipline and opportunistic approach.

                      Our balance sheet continues to be strong. At the end of the 3rd quarter our capital structure remained very sound with $176.4 million in shareholders' equity and nearly $110 million of unused credit facility thanks to our new $175 million credit facility. We're pleased with this new three year facility as it leaves Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary and is on better terms than the prior facility.

                      As for our financial performance Asta reported record total revenues for the corner of $26.4 million a 38.9% increase over revenues of $19 for the 3rd quarter of fiscal year 2005. This was driven by extremely strong net collections of $60.8 million in the quarter an increase of 39.8% from the prior year quarter of $43.5 million.

                      Total revenues for the nine month period ended June 30, 2006 were $71.5 million up 44% from revenues of $49.5 million in the same period one year ago. Net cash collections during the nine months ended June 30, 2006 were $162.6 million up 33% from $122.4 million in the prior year period.

                      During the 3rd quarter collections represented by account sales were $16.9 million with 28% of net collections as compared to $21.7 million in the quarter ended June 30, 2005 or approximately 50% of net collections.

                      For the nine month period collections represented by account sales totaled $43.4 million or 26.6% of total net collections as compared to $46.3 million or 37.8% of net collections in the same period a year ago. Sales of inferior accounts continue to be an important part of our successful this strategy.

                      Asta's general administrative expenses during the 3rd quarter which exclude interest expense increased to $4.7 million up from $4.2 million in the same quarter one year ago. This represents a 13% increase which is primarily due to the substantial increase in our average outstanding accounts acquired for liquidation as compared to the same three month period one year ago.

                      Just as a reminder of Asta acquired consumer receivables portfolios at a cost of $34.2 million with an aggregate face value of $1.3 billion for the 3rd quarter up from $20.2 million and $482.4 million in the same quarter one year ago.

                      Items included in the higher general and administrative cost are printing, postage, delivery cost, data processing cost, salaries, payroll taxes and benefits, professional fees including Sarbanes Oxley cost related to the independent audit of the company's financial statements and telephone charges.

                      Despite the increase the company has been very nimble in managing expenses given its fixed cost structure which is primarily benefiting from the company outsourcing the majority of its collections. As a result the company can continue to make portfolio purchases without the need to add more personnel or infrastructure.

                      Asta recorded an impairment of $675,000 during the 3rd quarter of fiscal year 2006. Based on lower than expected cash collections on a certain portfolio we concluded that an impairment charge should be recorded. There was no impairment in the comparable period of the prior year.

                      Interest expense increased by $737,000 to $1.2 million during the 3rd quarter as compared to the same period in the prior year and was due slightly to higher interest rates and an increase in the average outstanding borrowings by Asta under its credit line which was $68.6 million during the quarter up from the average borrowings of $44.4 million during the same quarter last year.

                      As a result of excellent revenue growth and continued expense control Asta's pretax income reached $19.8 million in the quarter up 38% from prior year results of $14.4 million. For the nine month period ended June 30, 2006 pretax income was $54.1 million an increase of 46.4% from $37 million in the same period one year ago.

                      Asta's tax rate in the quarter was approximately 41%. These rates were in line with our expectations and we believe this rate will remain stable during the remainder of fiscal 2006.

                      Net income was $11.8 million during the 3rd quarter increasing 38% compared to 8.5 million in the 3rd quarter of fiscal 2005. Net income for the nine month period was $32.2 million up from $22 million or 46.4% for the same period in 2005.

                      We reported fully diluted earnings per share of $.80 for the 3rd quarter a 35.6% increase over the prior year quarter's $.59 per share. For the nine month period ending June 30, 2006 earnings per share was $2.20 up 43.8% from $1.53 during the same period one year ago.

                      As previously mentioned Asta's balance sheet continues to remain financially strong. At the quarter's end shareholders' equity totaled $176.4 million up from $136.4 million last year. Tangible book value was $12.82 per share at the end of the 3rd Quarter up 28% from $10.02 per share at the end of the 3rd quarter of fiscal 2005.

                      Debt at the end of the quarter was $65.3 million down from $72 million at the end of the prior quarter.

                      Again Asta recently signed a new 176 million - $175 million credit facility with a consortium of banks led by Israel Discount Bank of New York and Merrill Lynch Capital. This new three year credit facility includes an expandable feature that allows the company to increase the line to $225 million with approval by the bank group.

                      We are thankful to our lenders for this larger facility which is on more favorable terms than the prior facility.

                      To summarize Asta's unique business model whereby we outsource a majority of our receivables enables us to maintain a streamlined infrastructure affording us tremendous operating leverage and flexibility as we continue to grow. We believe strongly in this model as it has proven worthy especially as seen in today's record results.

                      Our disciplined approach continues to prove itself each and every quarter. In fact the return on average equity during the quarter was 28.3% on an annualized basis. We believe that our business model is highly successful and we continue to remain patient when making portfolio purchases.

                      Our business model thankfully offers us the flexibility to bid on portfolios of substance that will continue to meet our internal goals and grant shareholders high growth as experienced during the first nine months of fiscal 2006.

                      To summarize I am very proud of the accomplishments we have made this fiscal year to date. We have produced record revenues and record earnings each quarter. We have expanded our book of business by purchasing $1.3 billion of face value this quarter.

                      We have increased our credit facility to $175 million on favorable terms. We continue to issue a regular quarterly dividend. And we are keeping our capital structure properly positioned for additional portfolio purchases that may arise.

                      I am very pleased with the results and accomplishments to date and would like to take this time to thank our employees for their loyalty and effort.

                      That concludes our formal remarks. Now I would like to open the call for future questions. In fairness to be able to answer everyone's questions we would like to limit your questions to one per person with one follow-up.

                      Operator we can open the call now for questions.

Operator:             Yes sir. At this time I would like to remind everyone if
                      you like to ask a question simply press star then the number 1 on your telephone keypad.

                      As the leader has stated everyone will be allowed to ask only one question. We will pause for just a moment to compile the Q&A roster.

                      And it the first question comes from (James Elman) with (C class).

(James Elman):        Hi there. Thanks a lot for taking my question.

                      Could you give us a little more detail on the impairment? Could you give us an idea why you had to take an impairment since you've increased your collections for everything vintage - pretty much every quarter in the past?

Mitchell Cohen:       Well the - this is Mitch by the way.

                      The accounting pronouncements are kind of strict on this. If you have an under collection on an estimate you should take the impairment immediately.

                      So we recognize this - we still think this will work out pretty well for us. It's just that it was purchased in '05 and it's been dragging for, you know, the past four quarters. So it was time to write this one down.

(James Elman):        My follow-up also is was this impairment netted against
                      revenues? I thought that's the way you're supposed to do it under GAAP.

                      And also what would you say are the chances that they're going to be increased impairments going forward? Just looking at (AACC), you know, they had their first impairment last year for about the same amount as the one you just took and then have had increasingly large ones almost every quarter afterwards.

Mitchell Cohen:       That side of our portfolio at 630 shows very strong
                      portfolio results I don't - at 630 I don't see any reason
                      - any future reason to see any impairments down the road on any of our portfolios. We are watching a couple. But this is a one time thing at the moment. It's just one portfolio.

                      We are over collecting our portfolio - and again very happy with the results. (Unintelligible) inventory of the portfolios looks very good - very solid.

(James Elman):        All right and netting against revenues?

Mitchell Cohen:       GAAP is always an interpretive issue. We, you know, we
                      have the pronouncement - I have the pronouncement in my hand and it says you can take the charge in G&A. And that's how we took it.

(James Elman):        All right very good. Thank you very much for taking my
                      question.

Mitchell Cohen:       You're welcome.

Operator:             The next question comes from (Ellen Cutler) from
                      (Avandale) Partners.

(Ellen Cutler):       Good morning. Could you guys give me the gross collection?

Mitchell Cohen:       Sure. For the quarter they were $93 million.

(Ellen Cutler):       Okay. And then do you have at your fingertips the revenue
                      that came from the sales?

Gary Stern:           Yes.

Mitchell Cohen:       We sold - we had sales of $16.9 million. We realized about
                      $10.2 million.

(Ellen Cutler):       Great. Thank you.

Mitchell Cohen:       Let me say one thing to you, (Ellen). Our sales for the
                      year are $43 - $46.2 million, compared to last year of $43 million on a much larger collecting basis this year. It seems to be very favorable to me.

(Ellen Cutler):       Thanks, guys.

Operator:             Your next question comes from (Kevin Shields) with
                      Deephaven Capital.

(Kevin Shields):      Yeah. I have a question on your D&O insurance coverage,
                      could you please characterize the coverage level you have, the premium, and the deductible?

Mitchell Cohen:       I'd rather not question but I'd have to go check. I'll get it for you.

(Kevin Shields):      Thank you.

Operator:             Your next question comes from (Mark Hughes) from (Star and
                      Trust).

(Mark Hughes):        Thank you very much. Could you talk about the trend in
                      collections costs in the quarter relative to your collections from the collectors?

Mitchell Cohen:       Sure, (Mark). What we do is - you know, with dependent -
                      we're not dependent but when we buy large portfolios, we have to spend some dollars to get them out the door such as lettering the paper. So there's a lot of envelopes, paper, postage. Our contingency rate is holding pretty much where we think it's going to be at about 30%-32%.

(Mark Hughes):        Okay. And then how much of finance revenue did you
                      recognize on the sales in this quarter last year?

Mitchell Cohen:       In the last quarter, we recog - we had sales - well,
                      last...?

(Mark Hughes):        Yeah, of the net collections of 21.7...

Mitchell Cohen:       Right.

(Mark Hughes):        ...in 3Q '05...

Mitchell Cohen:       Yep.

(Mark Hughes):        ...how much of that did you recognize as financed income?

Mitchell Cohen:       Eight point eight.

(Mark Hughes):        Okay. Thank you very much.

Mitchell Cohen:       Sure.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (James O'Brien) with
                      (Ryans Vic).

(James O'Brien):      Yes, good morning. Can you tell us what the mix of paper
                      that you bought in the quarter was like?

Mitchell Cohen:       Sure. We bought a lot of retail and (storming) contracts;
                      we bought a lot of consumer loans as well. That was a big portion of this quarter's buys, probably about 84%, but only about 5% telecom and about 11% credit card.

(James O'Brien):      Okay.

Mitchell Cohen:       And a little bit of (bother) in there.

(James O'Brien):      Okay, thanks. And last quarter you wrote up the
                      '03 pool...

Mitchell Cohen:       Yeah.

(James O'Brien):      ...pretty significantly. Was that written up again this
                      quarter?

Mitchell Cohen:       No. We only had one write-up on one pool this quarter.

(James O'Brien):      Okay, what year was that?

Mitchell Cohen:       Hold on a second; the collections on the '03 pools that we have written up are tracking on or above their new estimates.

(James O'Brien):      Okay.

Mitchell Cohen:       Was there a follow-up, I mean from...?

(James O'Brien):      You said did you write - you said you wrote another one up this quarter though?

Mitchell Cohen:       Just one, yes.

(James O'Brien):      And what year?

Mitchell Cohen:       It was a '04 pool.

(James O'Brien):      Okay. And, you know, I don't know if you have the exact
                      number or maybe you can ballpark it, how much do you think it may have contributed revenue-wise in the quarter?

Mitchell Cohen:       Well, the write-up of $2.5 million, as you are well
                      aware, probably that the impact of that is going to be realized significantly in the future periods, I know in the future years. I would probably guess in the neighborhood of $400,000 to $500,000.

(James O'Brien):      Okay. Great, thank you.

Gary Stern:           Sure.

Operator:             Your next question comes from Audrey Snell with (Think
                      Equity).

Audrey Snell:         Good morning. Can you give us some sort of overview on
                      what you're seeing in the industry in terms of pricing?
                      We've heard from some of your peers that pricing is a problem; it doesn't seem to have been a problem for you in the quarter. Can you comment on that, Gary?

Mitchell Cohen:       I'll comment on that. You know, there's so many portfolios available and we've been doing this for so long and I don't want to come off as sounding, you know, pompous but you have to pick and choose what you want to buy and we've
                      - we had some very long-term strong relationships and our attitude is if it's not this portfolio, it will be another portfolio.

                      So we've been very able to buy paper at our price on our timeframe and we are under no pressure whatsoever, as I've said before, to buy paper to feed all these collectors because we don't have very many collectors, we have the (stamp pad), we have, you know, the outsourcing in place for significant portfolios and we're enjoying the ability and have continued to be in a position to buy paper as we deem is priced accordingly. So we've been able to buy paper; we hope we can in the future.

                      And as I've said probably for the last two years, there could be times that things are drying up only because we don't see what we like but so far, we feel very, very comfortable with what we're seeing out there and what we're able to buy.

Audrey Snell:         You...

Gary Stern:           And one of the - I can share with you for was on the
                      (four), one of the portfolios we bought last quarter was a retail and (storming) contract portfolio from a trustee that we've had experience in this paper.

                      We purchased a good sized portfolio in 2000 - it was either the end of 2001 or early 2002 that comprised of predominantly performing, semi-performing, and a little bit of charge-offs, and now we purchased a large portfolio of all charge-offs; in addition to that, they had some Chapter 13s in there. So we made a - we actually made two purchases of Chapter 13s that came along with two portfolios which were also priced very attractively because they were part of an entire package.

                      So we've kept that relationship ongoing. So this is what we believe is key to our success.

Mitchell Cohen:       You got to move in and out of these asset classes where
                      they're being priced properly for us.

Gary Stern:           Yeah.

Mitchell Cohen:       You know, just because, you know, sometimes we find credit card being on the mark, sometimes we find these retail and (storming) contracts that were other asset classes that we've been in before to be priced better.

Gary Stern:           Right. And as you know, we didn't buy much telecom because we felt the pricing was not - didn't fit our model and that could change; it could change week to week, quarter to quarter.

Audrey Snell:         Gary, did you buy any new asset classes?

Gary Stern:           We bought personal loans - we bought some personal loans
                      that I would classify because of where they're located, they're not - they're located...

Mitchell Cohen:       Outside of the United States.

Gary Stern:           Outside of the U.S.; in U.S. we bought some personal
                      loans. So - because they're outside of the U.S. or classified in a different - and we priced them accordingly, otherwise, no, we did not buy any additional assets (unintelligible), no.

Audrey Snell:         And also, did you find that your liquidation rates were
                      stronger this quarter? Are you seeing consumers more likely to payoff some debt as job growth continues?

Mitchell Cohen:       Yeah. Well, I don't know if that - I don't know, is the
                      job growth really strong? But - I mean our collections are strong, you know, that (unintelligible) the snapshot is (6:30), you know, we collected a record - you know, a record. Look at the gross amount, it's - you know, it's
                      263 plus million and that amount is 60.2 million in any - in the quarter, which we consider to be not as strong as other quarters.

Gary Stern:           Right. The - you know, January, February, March are the
                      strongest quarters; this quarter is not as strong, next quarter - you know, we don't know what it's going to be but we - you know, next quarter tends to be a little bit light although I'm not saying that our collections are light.

Mitchell Cohen:       We actually said that last quarter, and we turned out to
                      be...

Gary Stern:           Right. So we're doing fine, you know, so far for the first four weeks and, you know, we - as - I just want to reiterate, Mitch mentioned that as of June 30th, we are of the opinion that our portfolio is extremely strong. And the write-down, and nobody has asked yet, the write-off we had was on a credit card portfolio that had a little bit of a different nature, there were much higher balances. So we decided that we should, you know, compare it somewhat but it will still work out fine; even after the impairment, if we collect what we expect to collect, it will be fine.

Audrey Snell:         Are you implying it was paying slowly?

Gary Stern:           It started out slowly and that's - and we spent more core
                      cost upfront because we accelerated the litigation strategy. So it's our opinion that over time, this will work out very well.

Mitchell Cohen:       The fruits to those losses that we filed that were
                      numerous, you know, should start to show up in the following year.

Gary Stern:           Yeah. And there's going to be a much longer tail on this
                      because these are higher balances. So the paper with - you know, it would take longer but it will still be a good deal.

Audrey Snell:         Okay, thanks a lot.

Gary Stern:           You're welcome.

Operator:             You're next question comes from (Steve Delaney) from
                     (Flatphone Securities).

(Steve Delaney):      Good morning.

Gary Stern:           Hi, (Steve).

Mitchell Cohen:       Hi, (Steve).

(Steve Delaney):      Gary, when we - we had a conversation back in
                      April of 2005 when the Bankruptcy Bill was originally passed by Congress. And at that time, you were somewhat cautiously optimistic. I mean I think you saw some minor benefits but you certainly weren't, you know, kind of jumping up and down and saying this was a windfall.

                      I guess in retrospect now, you know, more than a year later, can you give us an update on your thoughts as to, you know, how has the Reform affected your existing pools, how do you think it's, you know, effected the way credit issuers or, you know, are - you know, are they having more viable accounts available to sell because of the fewer Chapter 7s, and do you think, I guess as part of that, the Chapter 13 business is going to become a bigger part of your overall portfolio? Thanks.

Gary Stern:           Okay, thank you, (Steve). The Bankruptcy Reform Act has
                      helped Asta because there are less consumers in our portfolio that are filing Chapter 7s and they're not filing - well, they're filing Chapter 13s although we get a small percentage still that file Chapter 7s. And as far as - you know, I'm not answering it necessarily in order so if I miss something, please...

(Steve Delaney):      No problem.

Gary Stern:           ...ask again. And in the - we view the 13 market as
                      competitive. And the two portfolios that we purchased were purchased at very attractive prices because they were part of an overall portfolio. If they were separated, they would have traded at a much higher level. But the purchases we made in the 13s were not significant in this quarter.

                      So we're watching the 13 market and we're trying to, you know, pick 13s that are - you know, that meet our return requirements. But I wouldn't expect that we're going to buy a significant amount of 13s unless we find that they're part of an overall package where we would have a competitive advantage by buying everything in one - or unless there's a unique situation where we actually find a portfolio that's not competitively - very competitively priced; I'm talking about some of the players, you know, pay up for these portfolios and I'm not referring necessarily to the public companies.

                      Did I answer everything for you?

(Steve Delaney):      Yeah, that's helpful. Gary, I guess the one follow-up is,
                      do you think as far as if I'm a credit - a national credit card issuer, because of the fewer 7s that are taking place, does that mean that I have more viable charge-off accounts that I can put into the trouble debt market?

Gary Stern:           Yes. I believe by and large there's more paper and it's
                      (spice) that times where paper slows down a little bit and based on, you know, circumstances there could be (spike) and increase but overall, it's my opinion that there's more paper in the credit card market and in general, there's more paper available to (bill).

(Steve Delaney):      Thank you, Gary.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (Chuck Greech) from
                      (Brueline Capital).

(Chuck Greech):       Good morning. I was wondering if you could just speak a
                      little bit to the other income line and...?

Gary Stern:           Sure.

(Chuck Greech):       ...and give us a little color as to what's in that line
                      item since we haven't really seen it before?

Mitchell Cohen:       Sure, this is Mitch again. We purchased a company out of
                      Sugar Land, Texas and we deemed the amount of revenue from that service to be immaterial. It was $250,000 of revenue from our (beta) acquisition and about - and the rest was from interest income, a small amount of interest income.

(Chuck Greech):       And...

Mitchell Cohen:       Sorry, it's not (sectioning) than that but that's
                      what it is.

(Chuck Greech):       So you just purchased a company?

Mitchell Cohen:       Yeah, in February, yeah, we announced that.

(Chuck Greech):       Okay.

Mitchell Cohen:       It's a Chapter 13 servicing company.

(Chuck Greech):       Thank you.

Gary Stern:           You're welcome.

Operator:             Your next question comes from (Corrina Petry) from
                     (Collections and Credit).

(Corrina Petry):      Yes, good morning, gentlemen. I just wanted to
                      double-check the numbers on both of the purchases and the collections quarter-to-quarter - quarter-over-quarter;
                      cash collections in the third quarter was $60.8 million and you said that's 39.8% above a year ago, what was that total dollar a year ago?

Mitchell Cohen:       Forty-three point four, $43.5.

(Corrina Petry):      Okay. And on the nine months...

Mitchell Cohen:       Yep.

(Corrina Petry):      ...you had purchased $162.6 million, is that correct?

Mitchell Cohen:       No.

(Corrina Petry):      For the nine months.

Gary Stern:           (Unintelligible).

(Corrina Petry):      I'm sorry, not purchased, cash collections is what
                      I'm asking about.

Mitchell Cohen:       The nine months?

(Corrina Petry):      Yes.

Mitchell Cohen:       It was 162.5 - (156.6) yes.

(Corrina Petry):      And that was up 33% from what...?

Mitchell Cohen:       It was 122.4.

(Corrina Petry):      Say that one more time, I'm sorry.

Mitchell Cohen:       $122.4 million.

(Corrina Petry):      Thank you very kindly.

Mitchell Cohen:       Sure, you're welcome.

Operator:             Your next question comes from Justin Hughes from
                      Philadelphia Financial

Justin Hughes:        Good morning. Thanks for taking my question.

Mitchell Cohen:       Hi Justin. Good morning.

Justin Hughes:        One thing I just wanted to clarify when someone was asking about the impairment, did you say there are a couple more portfolios you're watching.

Mitchell Cohen:       Well, it's top to bottom, the portfolio is very sound. I
                      said that there's a couple that, you know, are if anything just on a somewhat of a watch list - two or three.

Justin Hughes:        Okay.

Mitchell Cohen:       But even though - I'm trying to give you the worse case.
                      There's two or three that are, you know, not damaging in any way.

Justin Hughes:        Okay. What kind of paper would that be? Is that telecom?

Mitchell Cohen:       No. It's old credit card paper -- old, old credit card
                      paper. By the way the three portfolios I'm talking about will have a very small impact on our overall financial statements, and I don't think we'll have any impairment charge on those going forward. I'm a conservative worried guy.

Justin Hughes:        Okay. And then, you say you bought some retail installment contracts and some personal loans outside the U.S. Are any of those Payday loans that you're purchasing?

Mitchell Cohen:       Oh no. We will not buy Payday loans.

Justin Hughes:        Okay. Where outside of the U.S. have you moved to because
                      I hadn't heard anything about that before?

Gary Stern:           For competitive reasons, we would prefer not to
                      say. And I just want to comment that this is Gary speaking about one other thing. Our telecom portfolios are performing as well if not better than our credit card papers. So I want to make that very clear. We are extremely happy with all the telecom paper we purchased.

Justin Hughes:        Okay. And then lastly, on that other revenue line that you spoke about, with that be recurring going forward, or is this the only time we'll see it?

Mitchell Cohen:       No, it should be recurring. I can't give you a prediction
                      of what it might be. It's a brand new purchase for us, and it was able to contribute to our - it's a small purchase as you know. The company cost us $1.4 million to buy, and so we got $250,000 of revenue so far.

Gary Stern:           I would like to just comment for those of you who
                      were not on our call last - when we announced the acquisition, but we bought this company to handle our own
                      13, so we find this much more cost-effective to do that and we now have the ability to buy 13's and gradually get into that market as we see portfolios at attractive prices.

Justin Hughes:        Okay. Thank you.

Gary Stern:           You're welcome.

Operator:             You have a follow-up question from (James Ailman).

(James Ailman):       Hi there. Could you give us an idea about the dollar
                      amount of sales? I notice it was in the press release last quarter, but not this quarter.

Mitchell Cohen:       The dollar amount of sales? How much paper we sold
                      this quarter?

(James Ailman):       Correct.

Gary Stern:           From cash collections?

Mitchell Cohen:       I'm confused by the question, I'm sorry.

(James Ailman):       Right, paper that was sold.

Mitchell Cohen:       $16.9 million.

(James Ailman):       All right, and do you expect that to increase going
                      forward.

Mitchell Cohen:       We don't have any expectations one way or the other
                      on paper. We don't sell or buy paper because - we do it because we can. We have the ability of not having a big infrastructure of employees, so as paper turns inferior we have an opportunity to sell that type of paper. It's not predictable what we're going to sell.

Gary Stern:           In addition, when you do a comparison of the cash
                      collections, I would greatly appreciate if you would not compare our sales, the net cash collections, and look at the gross number. The gross collections are extremely significant not to minimize our net collections.

(James Ailman):       All right, and just to follow up on something you just
                      mentioned that when paper starts to deteriorate you would prefer to try and sell it on the market rather than have to hold and take an impairment on it. Is that correct?

Gary Stern:           No, that is absolutely not correct. Absolutely not
                      correct. Please don't put words in Mitch's mouth. Let me just explain something to you. Our portfolio is excellent.
                      We don't anticipate; don't have a crystal ball, but the two or three portfolios Mitch has been talking about if at all they'll be very small impairments on credit card paper. We're over-collecting significantly on most of the portfolio, so Mitch is trying to be as conservative and upfront as possible to say that we're watching these three. And we, candidly, might every well not have a write down if there is its (unintelligible) compared to the whole business.

                      Now, we sell paper regularly. We have 130 employees here, 60 collectors give or take a few at any give time. We don't have 1000 or 2000 mouths to feed, so we clearly can sell paper when we want to sell paper. We don't have to sell paper, but we do not want to keep paper in servicer's hands or internally.

                      If we had 1000 collectors we might be saying to ourselves hey wait a minute, let's just keep these bodies there because we add then we don't want to let them go and rehire them, so why no just keep the paper and just continue to collect on it. We do not have to do that. We absolutely are in great shape. Our model works and we're very, very happy with it.

(James Ailman):       Very good. Thank you.

Operator:             Your next question comes from (James Leonard).

(James Leonard):      Good morning gentlemen. I just have a couple of questions.
                      One is it on your impairment portfolio that you wrote off this quarter. Was there any incise gain from that that might change your purchasing habits, or where you distribute these portfolios to be collected from? And the other question is on your other income, with that $336,000, could you give us some sense of was there any profits in that, that went to the bottom line, or is that basically a wash type income?

Mitchell Cohen:       I'll answer the last part first. It's pretty much a wash.

(James Leonard):      Thank you.

Mitchell Cohen:       We've set up some systems down in Sugarland and hired a
                      few more bodies and it's about a net net wash.

Gary Stern:           James, I'll answer the second question. This is
                      Gary speaking. What we learned on this one portfolio with this specific type credit card paper, with the higher balances that we need to - I think we probably would have priced it the same, but we probably would set our expectations to be a little less the first and second year, more geared to the third, fourth and fifth year.

                      Because what we found out was that these larger balances, these consumers who have these larger balances do not have the ability to pay a large amount of money, you know, on a monthly basis or up front, so you work out payment plans over time. So we would most likely price it at a similar price, but we would put our expectations somewhat lower. It still would be a good piece of business. However, as I'm saying it would probably go to year, you know, three, four and five when more of the collections would come in.

(James Leonard):      Does that also infer to a comment you made
                      earlier that some of these portfolios, or some of these credits, might go through the litigation process rather than the normal collection process.

Gary Stern:           Are you referring to the one portfolio that
                      (unintelligible) your balances?

(James Leonard):      Yes. Yes.

Gary Stern:           Yeah, absolutely. The majority of that is in the
                      litigation process and it takes more time than the normal credit card debt because of the nature of the balances.

(James Leonard):      Okay. Thank you.

Gary Stern:           You're welcome.

Operator:             Your next question comes from Peter Brotchie from Union
                      Trust.

Peter Brotchie:       Yes, hi Gary.

Gary Stern:           Good morning.

Peter Brotchie:       I was wondering if you could give me a little
                      bit of color on why it is that your collections don't seem to have been affected by the decline in mortgage applications, and I may be inferring something in that question that I shouldn't? But, I'm assuming that over the last two or three years that that's been a healthy way for you to collect on perhaps even some of these larger balances that you took the impairment on and I'm wondering if the two are related at all.

Gary Stern:           Well the larger balances, and by the way we have
                      one portfolio that we bought that has larger balances, so it's not prevalent throughout our portfolio. And I want to reiterate it will work out fine. The mortgage applications would not necessarily pay off a larger balance and yes we do collect on people applying for mortgages, but that is not the main driver of our collections.

                      As I mentioned before and in the past I'm called, we're very strict on settlements. So when we get applications on mortgages, we try for 100 cents on a dollar, unless they show us a (respra). You know, there are times that I'm sure that someone is applying for a mortgage and we're just not going to settle for a very, very low amount unless there is a really good reason too, such as illness
                      - we try to be sympathetic - or someone really not having much equity. So, I don't think there's that much of a correlation between the mortgage applications going down and a major impact on our business. We collect through other avenues.

                      You know, payment plans - we're very big on payment plans; longer term pay outs; strict on settlements, although we do settle; garnishments; wage garnishments and salaries; liens on homes. It's great when we sue somebody and they want to work out a payment plan or we garnish them, or we have liens on homes that are sitting there, you know, with interest accruing. So, we're not dependant on mortgage applications. It's nice, but it's not a key driver.

Peter Brotchie:       Great. Thanks.

Gary Stern:           You're welcome.

Operator:             Okay, in queue we have three follow up questions. Would
                      you like to take those questions?

Gary Stern:           Follow up?

Operator:             Yeah, they're follow up.

Gary Stern:           Okay. We're here.

Operator:             Okay. Your next follow up question would be from Mark
                      Hughes.

Mark Hughes:          Thank you, just two questions. The growth cash collections in this quarter last year, can you refresh me on that number.

Mitchell Cohen:       Last year?

Mark Hughes:          Yeah.

Mitchell Cohen:       The quarter, I'm sorry Mark. For the quarter last year?

Mark Hughes:          Yeah, exactly. The 3Q05.

Mitchell Cohen:       .6

Mark Hughes:          I'm sorry, say again?

Mitchell Cohen:       5.6

Mark Hughes:          Did you say 5.6?

Mitchell Cohen:       55.6

Mark Hughes:          55 okay. Great. And then it looked like the collection
                      costs were a bit higher than your normal model - the 30 to 32 or so - in this quarter. Anything in particular - I think you'd mentioned you had some up front costs with the large portfolio purchases - anything else standout?

Mitchell Cohen:       Yeah, one of the things that's in that line is
                      advancing of court costs. So while our contingency will remain around 30-32%, what influences that line a little bit is that we advance court costs and get them back first. So, in a quarter where we buy a lot of portfolios and we're suing a lot of people, it's going to be in that line and influence that line a little bit. But the contingency should remain constant at 30-32%.

Mark Hughes:          Thank you.

Operator:             Your next follow up question is from Chuck Greech with
                      Blue Line Capital.

Chuck Greech:         Hi. I was wondering if you could talk a little bit about
                      your cash flow in the quarter. Hello?

Mitchell Cohen:       Yes. Our cash flow was excellent for the quarter. You
                      know, we purchased - yeah, we spent $34.2 million we started the quarter at $72 million on our debt and we ended up at $65 million. So, our cash flow was great.

Chuck Greech:         Low 40s?

Mitchell Cohen:       Excuse me, low 40's? No, it's... Right now?

Chuck Greech:         Yeah. Your cash flow from operations in the quarter?

Mitchell Cohen:       It was about a $4 million increase in the nine months.

Chuck Greech:         In the absolute dollar amount in the quarter.

Mitchell Cohen:       Well I can back into it. We can back into it. We spent $34 and we got back $60.2.

Chuck Greech:         Okay.

Mitchell Cohen:       So it's $26.2.

Chuck Greech:         And year to date its up $4 million?

Mitchell Cohen:       Yeah. That's on net cash. That's really an operating cash
                      flow statement that's up $4 million. I can do the same quick analysis of it; I just did for you on the quarter.
                      Yeah, it's much higher.

Gary Stern:           Significantly higher.

Mitchell Cohen:       If you want me to do that, I can do that for you. Give me
                      a second. If somebody wants to sing. We'll get it for you, hang in there. So, it's about $7 million plus.

Gary Stern:           So we collected net of $162.6 million, and we spent
                      $155.4 million. And our expenses for the nine months were
                      - they're low, you know, we're just looking up the numbers so bear with us for a minute.

Mitchell Cohen:       Expenses for the nine months were $19 million.

Gary Stern:           Right.

Mitchell Cohen:       Including interest.

Gary Stern:           Right so, $19 million including interest, $162.6 in cash
                      collections $155.4 in investment and portfolio whose face value is $3.7 billion.

Chuck Greech:         Okay. Thank you very much.

Gary Stern:           You're welcome.

Operator:             Your next question is from Audrey Snell from Think Equity.

Mitchell Cohen:       Audrey hold on one second, I just want to go back to that
                      question. You know in the quarter we started the quarter with debt of $65 million, we spent $33 on purchases and we ended the quarter at $65 million in debt, so the cash is turning over rather quickly. We're very happy with that though. Okay, sorry Audrey. Hello, Audrey?

Audrey Snell:         Yes. The growth collections in the quarter were
                      $93 million, you said?

Mitchell Cohen:       Yes.

Audrey Snell:         Okay. The other quick question is any zero basis
                      portfolios in the quarter?

Mitchell Cohen:       Yup.

Audrey Snell:         Can you elaborate?

Mitchell Cohen:       Yeah, hold on I'm just getting my various notes.
                      $1.9 million for the quarter. There's one little thing about this Euro basis that everybody on the call should know. A couple of the portfolios that we wrote up would have turned into zero basis, but because of the accounting literature we elected to write them up rather than let them run off. So we would have had a lot larger zero basis, but for the accounting literature.

Audrey Snell:         Okay. Thank you.

Gary Stern:           You're welcome.

Operator:             At this time we have no further questions.

Gary Stern:           Thank you for participating in our third quarter
                      conference call. As always, should you have any additional questions, please feel free to call Mitch or myself. We thank you for your interest and support and look forward to speaking with all of you again later this year to discuss Asta's fourth quarter and year end results. Have a great day.

Operator:             Ladies and gentlemen, this concludes today's conference.
                      You may now disconnect.

                                       END